EXHIBIT 16.1

March 21, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 19, 2014, of Mirati Therapeutics, Inc. and are in agreement with the statements contained under Item 4.01(a).  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP